SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☒	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release:

Peerless Systems Corporation Criticizes the ModusLink Board for Recklessly Spending
Stockholder’s Money on Efforts to Entrench Themselves

Stamford, Connecticut,  December 22, 2011 — ModusLink Global Solutions, Inc. (Nasdaq: MLNK) intends to waste at least $2.6 million of stockholder money - YOUR money - to entrench themselves.  Unfortunately, this move is not surprising considering how richly the Board pays themselves and its management.  So it is no wonder that they will spend an incredible amount of money to retain their positions.  It is clear that this Board has no shame.  IT IS TIME FOR A CHANGE.

Consider the following:

•
The ModusLink Board is spending $2.6 million to defend themselves in this proxy contest, which is 10x the amount Peerless Systems Corporation (Nasdaq: PRLS) plans to spend on this proxy contest to help maximize value for all ModusLink stockholders.

•	To put this into context, the $2.6 million that ModusLink is wasting on this proxy contest is more than its aggregate net income for the past five years.
•	ModusLink’s proxy solicitor has FIFTY (50) employees working on its behalf and ModusLink stockholders are paying for this.

Stockholders have already been inundated with telephone calls and THREE separate letters and proxy cards from Moduslink, filled with distortion and misleading information, to win your support.  Don’t be fooled!   The ModusLink Board and management deliberately want to distract its stockholders so they forget about the horrendous operating performance, declining stock price, loss of stockholder value and wasteful spending that occurred on their watch during the last five years.  Not one of the Board’s recent letters to stockholders, in connection with this proxy contest, states something tangible that has gone right at ModusLink over the past five years that has benefited stockholders and increased value.

Instead, the Board and management continue to do the two things they are good at, which is to make misleading statements and unfulfilled promises to win your support and to spend stockholder money that is not in the best interest of stockholders.

We immediately call upon the ModusLink Board to disclose and provide an exact accounting on how they are spending the $2.6 million, which is an unconscionable amount of stockholder money, for this proxy contest.   Stockholders deserve to know which parties are receiving such payments and why is it necessary to spend such a large amount of your money.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by the Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with the SEC.

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About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0040